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Exhibit 10.71

AGREEMENT

        This Agreement ("Agreement"), effective as of June 9, 2003 ("Effective Date"), covers the provision of goods and services by Coleman Sisson, with a principal place of business at                        ("you") and Liberate Technologies, a Delaware corporation with its principal place of business at 2 Circle Star Way, San Carlos, California 94070-6200, and its subsidiaries, (collectively, "Liberate," "we," or "us").

        1.    Resignation.     You hereby agree to resign from the following positions, effective as of June 9, 2003: President and Director, Liberate Technologies; President and Secretary, 2014120 Ontario, Inc.; President and Secretary, Liberate Technologies (Toronto), Ltd.; President and Director, Sigma Systems Group (USA), Inc.; Director, Sigma Systems International, plc; Director, Liberate Technologies, B.V.; Director, Liberate Technologies Japan K.K.; and any and all other officer or director positions you may hold with Liberate Technologies or any of its subsidiaries.

        2.    Services.     The parties may agree on projects in the form attached as Exhibit A ("Project Description"). You will provide the services set forth in each Project Description by the stated completion dates, unless we agree to modify or extend them, in accordance with our specifications and requirements and to professional standards. The services to be provided by you under this Agreement are non-exclusive, and this Agreement shall not in any way prohibit you from entering into any other agreement to provide services to any third party either during or following the term of this Agreement..

        3.    Work Product.     The work that you create under this Agreement will not violate any third-party rights (including any rights of privacy, publicity, or copyright) and will not libel or slander any person or entity. Any software or other intellectual property that you develop during the period of this Agreement will remain your sole property.

        4.    Compensation.     We will pay you the fee set forth in each Project Description as full compensation for your services and undertakings in this Agreement. We will also reimburse you for pre-approved and documented travel and "out-of-pocket" expenses incurred in compliance with our travel policy that you submit for reimbursement within 30 days of the end of the month in which they were incurred.

        5.    Taxes.     You are an independent contractor. You will pay all taxes, withholding, worker's compensation insurance, self-employment and payroll taxes, and similar obligations related to performance or payment under this Agreement, will file all required tax returns and statements, and will maintain adequate records of expenses that we may review or audit upon request. We will not withhold any amounts for the payment of any taxes or fees.

        6.    Confidentiality.     You may have access to confidential or proprietary information relating to our business, methods, plans, or projects. You will keep this information confidential, may use it only as necessary to accomplish the work set forth in Project Descriptions, and may disclose it only as we may authorize in writing or as required by law. You will immediately notify us of, and help us remedy, any unauthorized use or disclosure. At our request or upon expiration or termination of this Agreement, you will promptly return all originals and copies of all documents and materials containing or derived from our information. These provisions will not apply to any information that was in the public domain when we provided it to you.

        7.    Relationship of the Parties.     Nothing in this Agreement makes the parties partners, agents, or joint ventures and neither party may obligate the other. You are acting as an independent contractor under this Agreement and are not entitled to any benefits or insurance that we may provide to our employees other than as separately agreed. You will maintain, and will make available for inspection at our request, proof of insurance and Forms W-9 and 1099 for you and any of your employees.

        8.    Assignment.     You may not subcontract or otherwise delegate obligations under this Agreement without our written consent.

        9.    Indemnification.     Liberate will defend and indemnify you against claims and expenses (including reasonable attorneys' fees and costs) arising out of any claim brought against you by a third party arising out of your lawful performance of your duties undertaken in good faith; subject to the conditions that you (i) notify Liberate in writing of any such claim within 30 days of learning of such claim and allow Liberate to have sole control of the defense and all related settlement negotiations, and (ii) cooperate with Liberate, at Liberate's expense, in defending or settling the claim.

        10.    Termination.     This Agreement is effective as of the Effective Date and may be terminated at any time at the option of either party.

        11.    COBRA Medical Coverage.     Your existing coverage under the group health plan of Liberate (and, if applicable, the existing group health coverage for your eligible dependents) will end on your last day of employment. You and your eligible dependents may then be eligible to elect temporary continuation coverage under the group health plan of Liberate in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). You and your eligible dependents will be provided with a COBRA election form and notice that describes your right to continuation coverage under COBRA. If you elect COBRA coverage, Liberate will pay the premiums for coverage for you and your eligible dependents for 12 months following your termination date. Thereafter, you will be responsible for paying the premiums.

        12.    Options.     Should Liberate's Compensation Committee hereafter elect to extend the post-employment exercise period of specified options held by other former Liberate employees, it will extend the exercise period of your similarly situated options on the same terms and conditions.

        13.    Waiver of Non-Competition and Non-Solicitation Provisions.     Liberate hereby releases you from and waives its rights under any non-competition and non-solicitation obligations that you may have incurred.

        14.    Satisfaction of Obligations.     Liberate will reimburse you for all unused vacation time, authorized expenses incurred to date, and salary through June 9, 2003. You shall be entitled to receive any and all benefits for which you have qualified and elected to receive based on your service and contributions through June 9, 2003 under any compensation or benefit plan, program, policy, or arrangement maintained by Liberate..

        15.    Notices.     Any notice under this Agreement will be given in writing via a recognized overnight courier for next-business-day delivery to the parties named above (or any other addressees as the parties may designate) at the addresses set forth above. Notices will be deemed given when received as evidenced by a courier receipt.

        16.    Governing Law/Arbitration.     The laws of the State of California without regard to its conflict-of-laws provisions govern this Agreement. The parties will submit any dispute related to this Agreement or performance hereunder (except for those related to the ownership of intellectual property) to mandatory, final, and binding arbitration with JAMS in San Francisco, San Mateo, or Santa Clara County, California. The parties will share the costs of the arbitration and pay their own attorneys' fees. The arbiter may order any form of equitable relief available to a court.

        16.    Entire Agreement/Survival.     This Agreement represents the entire agreement between you and us regarding the Project Description. The terms of this Agreement will govern all services undertaken by you for us, and if any terms in a Project Description conflict with this Agreement, the terms of this Agreement will prevail. This Agreement may be modified only as agreed in writing by both parties. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect. All sections of this Agreement except for Sections 1

("Services"), 4 ("Compensation"), and 10 ("Termination") will remain in effect following the termination or expiration of this Agreement.

LIBERATE TECHNOLOGIES		COLEMAN SISSON
By:

Print Name:	Kent Walker
Title:	EVP

EXHIBIT A

PROJECT DESCRIPTION # 1

        This Project Description, effective as of June 9, 2003, is an exhibit to the Contractor Agreement, effective as of June 9, 2003, between Coleman Sisson and Liberate Technologies, a Delaware corporation and is governed by its terms.

1.     Project Details

Project Description: Consulting

Services to be Provided: Advice regarding potential strategic alliances and commercial transactions.

2.     Consultant Information

Individual(s) Performing Services: Coleman Sisson

Start Date: June 9, 2003

End Date: Either party may terminate the Agreement at any time.

Monthly Rate(s): $            per month, plus any bonus to be awarded by Liberate at its discretion

LIBERATE TECHNOLOGIES		COLEMAN SISSON
By:

Print Name:	Kent Walker
Title:	EVP

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AGREEMENT
  1. Resignation.
  2. Services.
  3. Work Product.
  4. Compensation.
  5. Taxes.
  6. Confidentiality.
  7. Relationship of the Parties.
  8. Assignment.
  9. Indemnification.
  10. Termination.
  11. COBRA Medical Coverage.
  12. Options.
  13. Waiver of Non-Competition and Non-Solicitation Provisions.
  14. Satisfaction of Obligations.
  15. Notices.
  16. Governing Law/Arbitration.
  16. Entire Agreement/Survival.